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EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Maureen Murnane
PHONE:	847-391-9426
INTERNET:	ir@ilsc.com

Illinois Superconductor Obtains Equity Infusion

    Mt. Prospect, IL (October 20, 2000)—Illinois Superconductor Corporation (OTC BB: ISCO), a supplier of high-temperature superconducting (HTS) systems to the wireless industry, announced today that it has received a $5,000,000 equity investment from Elliott Associates, L.P. and another institutional investment firm under common management (together, "Elliott"). This investment took the form of a purchase of common stock at $2.75 per share. Elliott has provided nearly $20,000,000 of financing to ISCO over the last three years.

    ISCO's Chief Executive Officer, Dr. George Calhoun, commented: "This financing is significant for a few reasons. First, Elliott has once again reaffirmed its long-standing support for ISCO. Especially in today's difficult capital markets environment, ISCO is very fortunate to have steady sponsorship from one of the oldest and largest private investment firms in the United States, with approximately $1.5 billion of aggregate capital.

    "Second, by structuring this investment as a purchase of straight common stock at a premium to market, this transaction conforms to our strategic objective of raising capital on a conventional basis, without resorting to potentially harmful or unpredictable structures.

    "Third, we view this investment as an expression of confidence by Elliott, in light of the substantial progress we have made over the last eleven months under new management. This progress includes a major enhancement of the management team; the introduction of the world's smallest HTS filter system for 2G and 2.5G applications; the acquisition of a proprietary position in tower-top HTS filters; the acquisition of thin-film expertise to complement our proprietary position in thick film; the opening of our Japanese office; and substantial advances in our discussions, and our prototype deliveries, offerings and test results, with customers and potential manufacturing partners in Japan and Korea.

    "This $5,000,000 financing is an important building block in the capital raise we are working on. We have recently overhauled our business projections in light of new inputs, a new CFO, and a new sales and marketing leader. This has led to a fresh round of discussions with multiple potential investors, both financial and strategic. Our objective is to raise sufficient permanent capital to meet our needs until the expected commencement of commercial deployment of HTS filter systems in 3G networks."

    ISCO offers its products in a range of configurations, supporting all cellular and PCS bands, with and without notch filters, with or without cryogenic low-noise amplifiers, and for both tower-top and base-station deployment. Its products include the smallest HTS filter systems on the market today; the only failure-proof all-temperature HTS filter architecture, its patented ATP™ system; and a proprietary position as the sole supplier of tower-top HTS filter systems. ISCO has sold more than 300 systems, with continuing field trials indicating future deployment. In addition, ISCO is developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products. The emerging third generation (3G) wireless systems are expected to replace current wireless systems in the next several years.

ISCO is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about ISCO is available on the Company's internet web site at http://www.ilsc.com.

Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause the Company's actual results, performance or achievements for 2000 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the ability to integrate Spectral Solutions' and ISCO's businesses; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

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Illinois Superconductor Obtains Equity Infusion